Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, Akoustis Technologies, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security Akoustis Technologies, Inc.
effective at the opening of the trading session on June 16, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on August 19, 2024.
On August 26, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On October 8, 2024, the hearing was held.
After the hearing, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1). The Company was notified of the additional Staff determination
October 10, 2024. On October 14, 2024 the Panel reached a decision and a Decision letter was issued the same day.
On November 25, 2024, the Company requested an extension to meet the milestones as noted in the Panel's decision.
On December 17, 2024, a delist decision letter was issued by Nasdaq to the Company because the Company filed for bankruptcy and the Panel denied the request of the Company to remain on the Exchange.
The Company security was suspended on December 18, 2024.
The Staff determination to delist the Company securities became final on January 31, 2025.